EXHIBIT 10.1

May 13, 2004

Mr. John Fuller
In Veritas Medical Diagnostics
The Green House
Beechwood Business Park North
Inverness
Scotland
IV2 3BL

Dear John:

I am delighted with the decision of In Veritas Medical Diagnostics to retain Martin E. Janis & Company, Inc. and wish to assure you that we shall apply our best efforts to carry out a public relations and investor relations program consistent with our conversations on this subject with the In Veritas Medical Diagnostics' executives.

The following shall outline the mutual areas of responsibility in our program:

Martin E. Janis & Company, Inc. shall begin a six-month program, commencing on June 1, 2004, to continue through November 30, 2004. At the end of the six-month period, either party can terminate the relationship or continue on a mutually agreed upon basis.

The agency shall introduce In Veritas Medical Diagnostics to brokerage firms; the money managers and research departments of certain funds and institutions; analysts; special situation people or special situation investing groups; and other persons or entities who may have a direct interest in the stock - and the agency shall continue to maintain communications with the above described after the initial contact. Through a series of meetings in selected cities, the agency shall begin and continue to maintain contact with the aforementioned. Contact shall also be established and maintained by written correspondence, personal visits, individual telephone conversations and teleconferencing.

Further, the agency shall create and carry out a publicity program in the following areas - financial newspapers, magazines and periodicals; news, feature and financial sections of the national news magazines; wire services and feature syndicates; financial, news and feature sections of daily newspapers; on financial TV and radio programs and the appropriate trade periodicals that circulate in In Veritas Medical Diagnostics' areas of endeavor.

The public relations and publicity program shall be centered around general corporate activity; the company's unique biotech technologies; FDA approvals and progress with the FDA; future developments; company personnel and executives; corporate history, past accomplishments and future goals; sales and earnings; expansion programs; acquisitions; management and management philosophy; and other salient subjects that will enhance the corporate image. Such publicity will result from the agency's distribution of press release, from press presentations, and from special press interviews.

The agency shall write, develop and create the financial written and graphic materials - the annual reports; the interim reports; and special communiques to the shareholders and to the financial community.

Martin E. Janis & Company, Inc. shall be compensated as follows: At the inception of the program, or shortly after June 1, 2004, Martin E. Janis & Company, Inc. shall receive an In Veritas Medical Diagnostics share certificate for 55,000 free-trading shares following the filing of a registration statement on Form S-8; and a stock certificate for 55,000 In Veritas Medical Diagnostics 144 restricted stock. It is understood that the Agency will not sell the free-trading shares until August 31, 2004, if it should choose to sell these shares. And if the agency will sell shares, said sales will be made in audacious manner, so as not to disrupt the marketplace and in accordance with proper SEC procedure.

In addition to the above stock recompense, Martin E. Janis & Company, Inc. shall receive a cash fee of two thousand dollars ($2,000.00US) per month on the first day of each month, beginning June 1, 2004 and continuing through November 1, 2004. This cash fee is due on or shortly after the first day of each month.

In addition to the above quoted retainer fee, routine out-of-pocket costs, covering such items as printing and mailing, clipping services, long distance telephones and faxes, Xeroxing, photography, media entertainment, and the like, shall be borne by In Veritas Medical Diagnostics. These out-of-pocket costs, however, shall not exceed $300-$400 per month, unless specific approval is given thereto by the client.

The above routine out-of-pocket costs shall be itemized with receipted vouchers and billed at the end of each month, and are payable to the agency upon receipt of invoice.

All travel and other costs relating to company financial meetings in specific financial centers throughout the country will be budgeted and presented to the client for approval, one month prior to incurring said expenditures. Payment of these out-of-pocket expenditures shall be made upon receipt of and approval of these submitted estimated costs by the client prior to said meetings, as these expenses (hotel, travel, food and beverage, and the like) are paid up front by the agency, at the time they are incurred. At the end of these specific travel projects, when all the actual bills are in and collated, they shall be submitted to the client and an adjustment will be made either way, equating the actual expense with the estimated advance.

Another service rendered by this firm is the arranging of financing. Through the firm's relationship with the investment banking community, we are able to introduce your company to potential sources of financing - investment bankers - brokerage firms - venture capital groups - and individuals or specific group investors. If this service is rendered, and monies are raised for In Veritas Medical Diagnostics, then a special fee shall be paid to this firm, based on an agreed percent of the monies raised.

An Account Executive, an agency executive, shall be assigned to work on this account, along with other agency media, creative and executive personnel in the firm's offices. Martin E. Janis shall be involved with various agency executives and staff and In Veritas Medical Diagnostics executives in the overall coordination, direction and implementation of the program.

I believe this letter covers the pertinent points in our new working relationship. Will you kindly indicate your approval by signature on the attached copy, and return same to me at your early convenience?

I look forward to meeting with you soon and to a successful relationship with you and your organization over this next period.

Cordially,

MARTIN E. JANIS & COMPANY, INC.

By:  /s/ Martin E. Janis
     -------------------------------------------
    Martin E. Janis, Chairman of the Board

APPROVED:


BY:  /s/ John Fuller
     -------------------------------------------
     John Fuller, In Veritas Medical Diagnostics